77C      Submission of matters to a vote of security holders



On or about April 2, 1999, the Funds distributed an information statement disclosing action taken by written consent of the majority shareholders of each of the following Funds: MassMutual Prime Fund,
 MassMutual Short-Term Bond Fund, MassMutual Core Bond Fund,
MassMutual Balanced Fund, MassMutual Core Equity Fund,
 MassMutual Small Cap Value Equity Fund, MassMutual Indexed Equity Fund and MassMutual International Equity Fund. Massachusetts Mutual Life
 Insurance Company ("MassMutual") was the majority shareholder of these Funds as of February 1, 1999, the record date set by the Board of Trustees of the Funds. (The record date is the date for determining the number of shares and the shareholders of each Fund entitled to give consent and to receive the information statement.) On the record date, MassMutual owned the following percentages of each of the Funds:





                                       Percentage of Fund's Shares

Name of Fund                           Owned by MassMutual



Prime Fund                                     92.67%

Short-Term Bond Fund                          100.00%

Core Bond Fund                                 99.94%

Balanced Fund                                  94.47%

Core Equity Fund                               99.98%

Small Cap Value Fund                           99.94%

Indexed Equity Fund                            99.83%

International Equity Fund                      99.95%





The Trustees approved the following proposals on February 1, 1999:



1.  New Investment Management Agreements reflecting increased investment advisory fees paid to MassMutual, as Investment

    Manager, for the following Funds:  Core Bond Fund, Core Equity

    Fund, Small Cap Value Fund and Balanced Fund.  MassMutual, as

    investment adviser, will be paid at an annual rate of the average daily net assets of each Fund, as follows: .48% for Core Bond Fund and Balanced Fund (up from .45%), .50% for Core Equity Fund (up from .45%); .58% for the Small Cap Value Fund (up from .55%).



2.  Amendment to each Administrative and Shareholder Services

    Agreement for the Prime Fund, Short-Term Bond Fund, Core Bond

    Fund, Balanced Fund, Core Equity Fund, Small Cap Value Fund,

    Indexed Equity Fund and International Equity Fund to (i) delete the requirement that Trustees of the relevant Fund approve any amendments thereto, and (ii) delete the provision terminating the agreement upon its assignment.



MassMutual, as majority shareholder, approved both proposals by written consent, effective May 3, 1999.







For Period Ended 06/30/99

File No. 811-8274